                        SETTLEMENT AND RELEASE AGREEMENT

          This SETTLEMENT AND RELEASE AGREEMENT (the "SETTLEMENT AGREEMENT") is made and entered into as of April 2, 2007, by and among: (i) Tecumseh Products Company, a Michigan corporation (the "COMPANY"); (ii) Herrick Foundation, a Michigan nonprofit corporation, Todd W. Herrick and Toni Herrick, each in their capacity as trustee for the Ray W. Herrick and Hazel M. Herrick Trusts u/a/d February 26, 1949 and February 24, 1956 f/b/o Todd W. Herrick and his descendants and Ray W. Herrick and Hazel M. Herrick Trusts u/a/d February 26, 1949 and February 24, 1956 f/b/o Toni Herrick and her descendants (the "Herrick Trusts"), Todd W. Herrick, Kent B. Herrick and Michael Indenbaum, each in their capacity as members of the Board of Trustees of Herrick Foundation, Todd W. Herrick, Kent B. Herrick, Michael Indenbaum, and Toni Herrick, each in their individual capacities (collectively referred to herein as the "HERRICK ENTITIES"); and (iii) Albert A. Koch, Peter Banks, and David M. Risley, each in their capacity as directors of the Company and collectively referred to herein as the "DEFENDANT DIRECTORS." The Company, the Herrick Entities and the Defendant Directors, and any subsequent Person that becomes a party hereto in accordance with the terms hereof, are each referred to herein as a "PARTY," and collectively, the "PARTIES."

                                   WITNESSETH:

          WHEREAS AlixPartners, LLP, through its affiliate AP Services, LLC ("ALIXPARTNERS") is currently engaged to work on a turnaround plan for the Company;

          WHEREAS James Bonsall has been appointed interim President and Chief Operating Officer ("COO") of the Company pending selection of a Chief Executive Officer (the "CEO"), the hiring of a CEO being a condition required by that certain Amended And Restated Second Lien Credit Agreement, dated as of November 13, 2006 (as the same has heretofore been amended and as it may be further amended, supplemented or otherwise modified from time to time, the "SECOND LIEN CREDIT AGREEMENT") among the Company, Tricap Partners, LLC, as Lender (the "SECOND LIEN LENDER"), Tricap Partners II L.P. as Administrative Agent (the "SECOND LIEN ADMINISTRATIVE AGENT") and Citicorp USA, Inc., as Collateral Agent for the Secured Parties;

          WHEREAS, on March 6, 2007, Herrick Foundation and Todd Herrick commenced an action against the Company and the Defendant Directors in the Circuit Court for the County of Lenawee, State of Michigan, Case No. 07-2525-CZ (the "STATE COURT ACTION"), requesting that the court declare as void and of no force or effect resolutions passed by the Board of Directors of the Company (the "BOARD") on February 28, 2007 increasing the size of the Board to seven members, amending the Company's bylaws, and removing Todd Herrick as Chairman of the Board, but having him remain as a Board member;

          WHEREAS, on March 15, 2007, the Company commenced an action against each of the Herrick Entities in the United States District Court for the Eastern District of Michigan, Case No. 2:07-cv-11144 (the "FEDERAL ACTION," and together with the State Court Action, the "GOVERNANCE LAWSUITS") requesting that the court declare certain shareholder voting rights of Herrick Foundation, the Herrick Trusts and Todd Herrick suspended, and enjoin the Herrick Entities from exercising those rights;

          WHEREAS, the Company, the Herrick Entities and the Defendant Directors have agreed to fully and finally settle all their disputes and claims with respect to the

Governance Lawsuits, as set forth in this Settlement Agreement, which global settlement will be effected in the manner and subject to the conditions set forth herein; and

          WHEREAS, this Settlement Agreement is being executed in connection with (i) Amendment No. 5 (the "FIRST LIEN AMENDMENT") to that certain First Lien Credit Agreement, dated as of February 6, 2006 (as the same has heretofore been amended and as it may be further amended, supplemented or otherwise modified from time to time, the "FIRST LIEN CREDIT AGREEMENT"), among the Company, the financial institutions from time to time a party thereto as lenders (the "FIRST LIEN LENDER"), the financial institutions from time to time a party thereto as issuing banks (the "ISSUERS") and Citicorp USA, Inc., as administrative agent and collateral agent for the First Lien Lenders and the Issuers (in such capacities, the "FIRST LIEN ADMINISTRATIVE AGENT"), and (ii) Amendment No. 2 to the Second Lien Credit Agreement (the "SECOND LIEN AMENDMENT" and together with the First Lien Amendment, the "AMENDMENTS"), and it is a condition precedent to the effectiveness of each of the First Lien Amendment and the Second Lien Amendment that this Settlement Agreement be executed and delivered to the First Lien Administrative Agent and the Second Lien Administrative Agent, respectively;

          WHEREAS, the First Lien Lender, the First Lien Administrative Agent, the Second Lien Lender, and the Second Lien Administrative Agent (collectively, the "LENDER PARTIES"), have agreed to provide the Amendments for the benefit of the Company and its shareholders;

          WHEREAS, each of the Parties recognizes and is aware that a breach of this Settlement Agreement during the term of the First Lien Credit Agreement and the Second Lien Credit Agreement will constitute an "Event of Default" under each of the First Lien Credit Agreement and the Second Lien Credit Agreement;

          WHEREAS, each of the Parties has reviewed, or has had the opportunity to review, this Settlement Agreement with the assistance of their respective legal and financial advisors of their own choosing.

          NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

     Section 1. Composition of the Board.

          (a) Resignation of Todd Herrick. Upon execution of this Settlement Agreement, Todd Herrick will immediately resign from his current position as a member of the Board, and the Company and the Defendant Directors will cause the Company's Board of Directors to appoint Todd Herrick as "Chairman Emeritus" during the term of this Settlement Agreement, subject to his earlier death or resignation, with Board observer rights, including the right (but not the obligation) to attend and participate in all meetings of the Company's Board of Directors (but not the right to vote at any such meeting) and the right to receive all notices of Board and Board committee meetings and a copy of all materials provided to any Board member (other than materials provided to members of standing committees in existence as of the date of this Settlement Agreement and as to which Todd Herrick does not have observer rights) concurrently with the provision of the same to any Board member and in the same manner as provided to such Board member.

          (b) Initial Five Member Board. The Board will initially be comprised of five members, as follows:

               (i) Messrs Risley, Banks and Kevin Sheehan will remain as independent directors.

               (ii) Kent Herrick will replace Todd Herrick as a member of the
                    Board and shall be nominated and recommended by the Company for election as a director of the Company during the term of this Settlement Agreement (including, without limitation, at the 2007 Annual Meeting of Shareholders), subject only to his earlier death or resignation.

               (iii) Upon the execution of this Settlement Agreement, a search committee will be charged with immediately locating a director with restructuring experience reasonably acceptable to the independent members of the Board and who is not affiliated with AlixPartners. Upon the earliest of (1) 60 days following the appointment of the CEO, but in no event later than 120 days after the date of this Settlement Agreement, and (2) such time as a replacement director with restructuring experience and who is not affiliated with AlixPartners is appointed, Albert Koch will resign from his current position as a member of the Board and of all Board committees of which he is a member and from all other positions he holds with the Company or any of its Subsidiaries; provided, however, that Mr. Koch's director position must eventually be filled by a director with restructuring experience who is reasonably acceptable to the independent directors of the Board and in accordance with the Company's bylaws.

               (iv) Each Board member shall have the right to attend and
                    participate in all meetings of the Company's Board of Directors and the right to receive all notices of Board and Board committee meetings and a copy of all materials provided to any Board member (other than materials provided to members of standing committees in existence as of the date of this Settlement Agreement as to which the receiving Board member is not a member) concurrently with the provision of the same to any Board member and in the same manner as provided to such Board member.

          (c) Expansion to Seven Member Board. Upon the hiring of a CEO, the Board will expand and be comprised of two additional members, for a total of seven members, for the term of this Settlement Agreement, as follows:

               (i) The CEO will be appointed to the Board and will become the Chairman of the Board.

               (ii) So long as, at the time of his appointment, Steven Lebowski qualifies as an "independent" director, Steven Lebowski will be appointed to the Board and shall be nominated and recommended by the Company for election as a director of the Company during the term of this Settlement Agreement, subject only to his earlier death or resignation. The Company and the Defendant Directors acknowledge that, based on materials provided to date in support of Steven Lebowski's nomination to the Board, they are not aware of any facts and circumstances that would lead them to conclude that Mr. Lebowski is not "independent." The Parties agree, however, that between the date hereof and the time of his proposed appointment, Mr. Lebowski will meet with the members of the Board and provide any additional materials the Board reasonably requests. If, after receiving the requested information, the Board is unable to determine Mr. Lebowski's independence, the Parties agree to defer the matter to mutually acceptable counsel and, so long as an opinion of reputable counsel is delivered to the Company stating that it would be reasonable for the Board to conclude that Mr. Lebowski is independent, he shall be appointed to the Board. If Steven Lebowski is not determined to be "independent," Kent Herrick will propose two nominees to fill the seventh Board seat. The independent directors will select one of the proposed nominees, whose independence shall be determined in accordance with the protocol described in this paragraph. In the event such nominee is determined not to be independent, the nomination and independence determination process set forth in this paragraph recommences until such time as a candidate is appointed.

          (d) Conduct of Board Business. For the term of this Settlement Agreement all of the Company's business and affairs conducted by members of the Board of Directors as directors of the Company shall be conducted at meetings of the Board of Directors (or actions by unanimous written consent in lieu of such meetings), except for (i) business conducted through the standing committees of the Board of Directors in existence as of the date of this Settlement Agreement and consistent with their authority as of the date of this Settlement Agreement or (ii) business conducted by committees hereafter created upon unanimous Board approval (collectively, the "Permitted Committees"). For purposes of this provision, any committee appointed pursuant to section 1(b)(iii) of this Settlement Agreement (for the purpose of finding a replacement director with restructuring experience) shall be created by a majority vote of the Board of Directors and shall be included in the definition of Permitted Committees.

     Section 2. Management Roles.

          (a) CEO. The search for a CEO will continue and all information relating to potential candidates will be shared with all members of the Board. The selection of a CEO will be decided by a vote of the full five member Board as set forth in Section 1(b) hereto; provided, however, that the provisions of this Section 2(a) shall not be deemed to amend or otherwise alter the provisions of Section 7.14 of the Second Lien Credit Agreement. James Bonsall shall not be the CEO.

          (b) AlixPartners. Mr. Bonsall will remain interim President and COO of the Company, and AlixPartners will continue to provide turnaround services to the Company, at the discretion of the Company's Board of Directors until such time as the CEO has been transitioned. Thereafter, the continued provision of services by Mr. Bonsall and AlixPartners to the Company, if any, will be subject to the discretion of the Company's Board of Directors and shall be conducted at the discretion of the CEO subject to the terms of the Company's agreement with AlixPartners.

          (c) Todd Herrick. The Parties agree that Todd Herrick will serve as a consultant to the Company in such capacity as to be determined by the new CEO, as applicable; provided, however, that Mr. Herrick will not be compensated for such consulting services, but will be entitled to reimbursement of all reasonable and documented expenses incurred in providing such services.

          (d) Kent Herrick. The Parties agree that the determination to rehire Kent Herrick and the capacity of such hiring will be decided by the CEO. If Kent Herrick is rehired, he will receive an agreement to provide him with a lump sum severance upon termination equal to one year's salary less any salary paid to him from the date he is rehired through the date of his termination, payable on termination. If the CEO has not hired Kent Herrick within three months of his appointment, Kent Herrick will be entitled to a lump sum severance payment equal to one year's salary as was in effect immediately prior to his January 19, 2007 termination date.

     Section 3. Dismissal of Governance Lawsuits. Immediately upon execution of this Settlement Agreement, the Company, the Director Defendants, Todd Herrick, Herrick Foundation, and the other Herrick Entities will dismiss, with prejudice, the Governance Lawsuits; provided, however, that nothing herein shall in any way limit the rights of any third parties, including shareholders, that are not parties to this Settlement Agreement. The Company and the Director Defendants acknowledge and agree that the Herrick Entities have the right to vote all of their voting shares in the Company with respect to all matters subject to a vote of shareholders of the Company. The Company and the Director Defendants agree not to claim or assert, or aid, assist or encourage any other person in claiming or asserting, based upon actions or events occurring on or before the date of this Settlement Agreement or based upon the existence, execution, delivery or performance of this Settlement Agreement, that any of the Herrick Entities' shares are not entitled to vote all or any part of their voting shares in the Company with respect to any or all matters subject to a vote of shareholders of the Company; provided, however, that such agreement shall in no way limit or in any way constitute a determination of the rights of any third parties, including shareholders, that are not parties to this Settlement Agreement. During the term of this Settlement Agreement, the Company and the Director Defendants agree not to take any action that is inconsistent with the terms of this Settlement Agreement. During the term of this Settlement Agreement, the Herrick Entities agree to vote for the slate of directors provided for herein in order to effectuate the terms of this Settlement Agreement.

     Section 4. Herrick Entities' Attorneys' Fees. The Company hereby agrees to pay the reasonable and documented attorneys' fees and other fees and expenses incurred by any of the Herrick Entities in connection with executing, delivering and performing this Settlement Agreement, pursuing any actions or proceedings related hereto and any nominations or notices of nominations of directors for election at the 2007 Annual Meeting of Shareholders, including the Governance Lawsuits, or consummating the transactions contemplated hereby; provided, however, that the total amount of attorneys' fees payable under this Section 4 shall not exceed $300,000. Simultaneously with the execution of this Settlement Agreement, the Company shall pay its reasonable and documented outstanding invoices to Honigman Miller Schwartz and Cohn; provided, however, that the total amount of attorneys' fees payable under this Section 4 shall not exceed $90,000.

     Section 5. Covenant to Vote. During the term of this Settlement Agreement, the Herrick Entities and the Defendant Directors agree to exercise all of their respective voting rights in a manner consistent with the terms and conditions set forth in this Settlement Agreement.

     Section 6. Release of the Herrick Entities by the Company and the Director Defendants. Upon and following the resignation of Todd Herrick provided for in
Section 1 hereto, and except with respect to the obligations expressly contained in this Settlement Agreement, each of the Director Defendants and the Company and, where appropriate, each of their respective directors, officers, managers, members, trustees, agents, employees, partners, shareholders, subsidiaries, successors, assigns, and other affiliates hereby release each of the Herrick Entities from any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, matters, indemnification claims, any claim arising out of issues of any kind or nature whatsoever, known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, with respect to, and in connection with, the matters specifically referenced in this Settlement Agreement, including, without limitation, the Amendments.

     Section 7. Release of the Defendant Directors by the Company and the Herrick Entities. Immediately upon execution of this Settlement Agreement, and except with respect to the obligations expressly contained in this Settlement Agreement, each of the Herrick Entities and the Company, and, where appropriate, each of their respective directors, officers, managers, members, trustees, agents, employees, partners, shareholders, subsidiaries, successors, assigns, and other affiliates hereby release the Defendant Directors from any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, matters, indemnification claims, any claim arising out of issues of any kind or nature whatsoever, known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, with respect to, and in connection with, the matters specifically referenced in this Settlement Agreement, including, without limitation, the Amendments.

     Section 8. Release of the Lender Parties by the Company and the Herrick Entities. In consideration for their willingness and agreement to enter into the Amendments for the benefit of the Company and its shareholders, each of the Herrick Entities and the Company, and, where appropriate, each of their respective directors, officers, managers, members, trsutees, agents, employees, partners, shareholders, subsidiaries, successors, assigns, and other affiliates hereby release the Lender Parties from any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, matters, indemnification claims, any claim arising out of issues of any kind or nature whatsoever, known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, with respect to, and in connection with, the matters specifically referenced in this Settlement Agreement.

     Section 9. Covenant Not to Sue. Each of the releasing parties in Section 6,
Section 7 and Section 8 agrees not to assert or bring any claim that is released in any of those sections, and, in addition to any other remedy available to the released parties, agrees to pay all liabilities, losses and expenses (including, without limitation, attorneys' fees and costs of investigation) incurred by any released party as a result of any breach of this Section 9.

     Section 10. Non-Disparagement. Upon execution of this Settlement Agreement, throughout the term of this Settlement Agreement, and for 12 months thereafter, the Parties shall not make any disparaging statements in a public forum or to the media concerning the Company, its officers, directors, employees, attorneys, agents, or contracting parties, or its business or operations; provided, however, that this non-disparagement agreement shall not in any way prevent the Parties from disclosing any information to their attorneys or in response to a lawful subpoena or court order requiring disclosure of information; provided, further, however, that this non-disparagement agreement shall not in any way restrict the Parties or their agents in their statements to other directors or at meetings of the Company's Board of Directors, during their membership on the board.

     Section 11. Term. This Settlement Agreement shall terminate at the earlier of the conclusion of the 2008 Annual Shareholders Meeting and April 30, 2008; provided, however, that any provisions of this Settlement Agreement intended to survive such termination shall be binding on the Parties thereafter.

     Section 12. Condition Subsequent. It shall be a condition subsequent to the effectiveness of this Settlement Agreement that the Amendments are executed and delivered to the Company within ten business days of the date of this Agreement.

     Section 13. Governing Law; Jurisdiction. This Settlement Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of the State of Michigan. By execution and delivery of this Settlement Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Settlement Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in a federal court of competent jurisdiction in the United States District Court for the Eastern District of Michigan, if such court has subject matter jurisdiction. By execution and delivery of this Settlement Agreement, each of the Parties hereto hereby irrevocably accepts and submits to the nonexclusive jurisdiction of such courts, generally and unconditionally, with respect to any such action, suit or proceeding.

     Section 14. Notices. All demands, notices, requests, consents and communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier service, messenger, facsimile or, if duly deposited in the mails, by certified or registered mail, postage prepaid-return receipt requested, and shall be deemed to have been duly given or made: (a) upon delivery, if delivered personally or by courier service or messenger, in each case with record of receipt; (b) upon transmission with confirmed delivery, if sent by facsimile or telecopy; or (c) when received after being sent by certified or registered mail, postage pre-paid, return receipt requested, to the following addresses or such other addresses as may be furnished hereafter by notice in writing, to the following Parties:

IF TO THE COMPANY:

Attn: President and Chief Operating Officer
Tecumseh Products Company
100 E. Patterson St.
Tecumseh MI 49286
Facsimile: (517) 423-8619

with copies to:

Attn: Paul M. Basta
Kirkland & Ellis, LLP
153 E. 53rd Street
New York, NY 10022-4611
Facsimile: 212-446-4900

IF TO THE HERRICK ENTITIES:

Todd W. Herrick
261 Wildwood Circle
Tecumseh, MI 49286-8706

Herrick Foundation
c/o Michael Indenbaum
c/o Honigman Miller Schwartz & Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226-3506
Facsimile: 313.465.7633

Herrick Trusts
c/o Michael Indenbaum
c/o Honigman Miller Schwartz & Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226-3506
Facsimile: 313.465.7633

Toni Herrick
7028 Foxmoor Court E.
P.O. Box 19555
Kalamazoo, MI 49009

Kent Herrick
9693 Woodbend
Saline, MI 48176

Michael Indenbaum
c/o Honigman Miller Schwartz & Cohn LLP

2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226-3506
Facsimile: 313.465.7633

in each case with copies to:

Attn: Todd R. Mendel
Barris, Sott, Denn & Driker, P.L.L.C.
211 West Fort Street, 15th Floor
Detroit, MI 48226-3281
Facsimile: 313-965-2493

IF TO THE DEFENDANT DIRECTORS:

Attn: Albert A. Koch
c/o Alix Partners, LLC
2000 Town Center
Southfield, MI 48075
Facsimile: 248-262-8491

Attn: Peter M. Banks
5602 Newanga Avenue
Santa Rosa, CA 95405

Attn: David M. Risley
2710 Derby Road
Ottowa Hills, OH 43615

in each case with copies to:

Attn: Richard A. Chesley
Paul Hastings Janofsky & Walker LLP
191 North Wacker Drive, 30th Floor
Chicago, IL 60606
Facsimile: (312) 499-6150

     Section 15. Entire Agreement. This Settlement Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof.

     Section 16. Headings. The headings of the paragraphs and subparagraphs of this Settlement Agreement are inserted for convenience only and shall not affect the interpretation hereof.

     Section 17. Successors and Assigns. This Settlement Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors and assigns.

     Section 18. Covenant Not to Assign. The Parties hereby agree that no Party may assign, directly or indirectly, all or part of its rights or obligations under this Settlement Agreement without the prior written consent of each Party, which consent shall not be unreasonably withheld or delayed.

     Section 19. Specific Performance. Each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Settlement Agreement will cause the other Parties to sustain damages for which such other Parties would not have an adequate remedy at law for money damages and, therefore, each Party hereto agrees that, in the event of any such breach, such other parties shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which such parties may be entitled at law or in equity.

     Section 20. Remedies Cumulative. All rights, powers and remedies provided under this Settlement Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. Nothing herein shall impact the rights heretofore existing, if any, of Todd Herrick or Kent Herrick to receive pension and other benefits as a result of his prior employment with the Company, its subsidiaries or both. Moreover, nothing herein shall prohibit the Company, including any and all successors in interest, from asserting any defenses, objections or any other rights it may have with respect to any claim by Todd Herrick or Kent Herrick to receive such pension and other benefits. The Company and the Director Defendants are not presently aware of any defenses, objections or any other rights the Company may have with respect to any claim by Todd Herrick or Kent Herrick to receive such pension and other benefits.

     Section 21. No Waiver. The failure of any Party hereto to exercise any right, power or remedy provided under this Settlement Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     Section 22. Counterparts. This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Settlement Agreement. Delivery of an executed signature page of this Settlement Agreement by facsimile or email shall be as effective as delivery of a manually executed signature page of this Settlement Agreement.

     Section 23. Severability. Any provision of this Settlement Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction and any such prohibited or unenforceable provision shall be deemed reformed and construed so that it will be valid, legal and enforceable and not prohibited to the maximum extent permitted by applicable law.

     Section 24. Third-Party Beneficiaries. Unless expressly stated herein, this Settlement Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third party beneficiary hereof.

     Section 25. Settlement Discussions. This Settlement Agreement is part of a proposed settlement of a dispute among the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Settlement Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Settlement Agreement.

     Section 26. Consideration. It is hereby acknowledged by the Parties hereto that, other than the agreements, covenants, representations and warranties set forth herein, no consideration shall be due or paid to any Party for its entry into this Settlement Agreement.

     Section 27. Receipt of Adequate Information; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Settlement Agreement and that it has been represented by counsel in connection with this Settlement Agreement and the transactions contemplated by this Settlement Agreement. Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Settlement Agreement against such party shall have no application and is expressly waived. The provisions of the Settlement Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

     Section 28. Time of the Essence. Time is of the essence with respect to all provisions of this Settlement Agreement that specify a time for performance.

                            [SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Settlement Agreement as of the date first above written.

                                        TECUMSEH PRODUCTS COMPANY


                                        By: /s/ JAMES BONSALL
                                            ------------------------------------
                                            Name: James Bonsall
                                            Title: President & Chief Operating
                                                   Officer

          IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Settlement Agreement as of the date first above written.

                                        HERRICK FOUNDATION


                                        By: /s/ TODD W. HERRICK
                                            ------------------------------------
                                            Name: Todd W. Herrick
                                            Title: Chairman

                                        TODD W. HERRICK, INDIVIDUALLY, AS
                                        TRUSTEE FOR THE HERRICK TRUSTS AND AS A
                                        MEMBER OF THE BOARD OF TRUSTEES OF
                                        HERRICK FOUNDATION


                                        /s/ TODD W. HERRICK
                                        ------------------------------------

                                        TONI HERRICK, INDIVIDUALLY AND AS
                                        TRUSTEE FOR THE HERRICK TRUSTS


                                        /s/ TONI L. HERRICK
                                        ------------------------------------

                                        KENT B. HERRICK, INDIVIDUALLY AND AS A
                                        MEMBER OF THE BOARD OF TRUSTEES OF
                                        HERRICK FOUNDATION


                                        /s/ KENT B. HERRICK
                                        ------------------------------------

                                        MICHAEL INDENBAUM


                                        /s/ MICHAEL INDENBAUM
                                        ------------------------------------

          IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Settlement Agreement as of the date first above written.

                                            ALBERT A. KOCH


                                            By: /s/ ALBERT KOCH
                                                --------------------------------

                                            PETER BANKS


                                            By: /s/ PETER BANKS
                                                --------------------------------

                                            DAVID M. RISLEY


                                            By: /s/DAVID M. RISLEY
                                                --------------------------------